As filed with the Securities and Exchange Commission on March 10, 2021

Registration No. 333-248652

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMALGAMATED FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	85-2757101
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

275 Seventh Ave.

New York, NY 10001

(Address of Principal Executive Offices) (Zip Code)

Amalgamated Financial Corp. 2021 Equity Incentive Plan

Amalgamated Bank 2015-2018 Long Term Incentive Plans

(Full title of the plans)

Lynne P. Fox

Interim President and Chief Executive Officer

275 Seventh Ave.

New York, New York 10001

(Name and address of agent for service)

(212) 255-6200

Telephone number, including area code, of agent for service

Copies to:

Neil E. Grayson

Allie L. Nagy

Brittany M. McIntosh

Nelson Mullins Riley & Scarborough LLP

2 West Washington Street

Suite 400

Greenville, South Carolina 29601

Telephone: (864) 250-2235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	2,612,107(1)(2)	N/A	N/A	N/A

(1)

Represents shares of Amalgamated Financial Corp. common stock issuable upon the (i) vesting of restricted stock units and performance stock units outstanding or issuable under the Amalgamated Financial Corp. 2021 Equity Incentive Plan and (ii) exercise of stock options under the Amalgamated Bank 2015-2018 Long Term Incentive Plans (collectively, the “Plans”), which were assumed by the Registrant on March 1, 2021 pursuant to the provisions of the Plan of Acquisition (the “Plan of Acquisition”), dated September 4, 2020, by and between the Registrant and Amalgamated Bank, a New York state-chartered bank and trust company (the “Bank”). In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the Registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

(2)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s registration statement on Form S-4EF (File No. 333-248652) filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 8, 2020, as amended by Pre-Effective Amendment No. 1 filed with the SEC on September 25, 2020, to which this is a Post-Effective Amendment. Accordingly, no additional filing fee is required. See “Explanatory Note” below.

EXPLANATORY NOTE

Amalgamated Financial Corp., a Delaware public benefit corporation (“we,” “our,” “us,” “Registrant” or the “Company”) hereby amends its registration statement on Form S-4EF (File No.  333-248652) filed with the SEC on September 8, 2020, as amended by Pre-Effective Amendment No. 1 filed with the SEC on September 25, 2020, by filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4EF (this “Post-Effective Amendment”).

On March 1, 2021, pursuant to the Plan of Acquisition, the Registrant acquired all of the outstanding capital stock of the Bank as a the result of the reorganization of the Bank into a bank holding company structure. In connection with the reorganization, certain options previously granted under the Amalgamated Bank 2015-2018 Long Term Incentive Plans (collectively, the “Bank Option Plans”), which were exercisable to purchase the Bank’s Class A common stock, par value $0.01 per share, were assumed by the Registrant and are now exercisable to purchase the Registrant’s common stock, par value $0.01 per share (the “Common Stock”). The Company hereby amends the Form S-4EF by filing this Post-Effective Amendment with respect to the shares of the Registrant’s Common Stock issuable under options outstanding under the Bank Option Plans in addition to shares issuable under the Amalgamated Financial Corp. 2021 Equity Incentive Plan. All such shares of Common Stock were previously registered on the Form S-4EF but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given by the Company to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement under Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to our Corporate Secretary at the Company’s address at 275 Seventh Ave., Suite 100, New York, New York 10001. The telephone number for our Corporate Secretary is (212) 255-6200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Prior to March 1, 2021, the Bank was subject to the reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly filed reports, proxy statements and other business and financial information with the Federal Deposit Insurance Corporation (the “FDIC”). The Company, as the successor issuer under Section 12 of the Exchange Act pursuant to Rule 12g-3, has become subject to the reporting and other information requirements of the Exchange Act, and accordingly files reports, proxy statements and other business and financial information with the SEC. The following documents filed by the Registrant with the SEC or filed by the Bank, with respect to which the Registrant is the successor issuer, with the FDIC, pursuant to the Exchange Act, are incorporated by reference herein and in the prospectus constituting a part of this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	the Bank’s Annual Report on Form 10-K for the year ended December 31, 2019;

•	the Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•	the Bank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020;

•	the Bank’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020;

•

the Bank’s Current Reports on Form 8-K filed with the FDIC on April  7, 2020, April  27, 2020, May 1, 2020, June  26, 2020, September  8, 2020, October 14, 2020, December  29, 2020, December  31, 2020, January  14, 2021, February  2, 2021, February 19, 2021 and March 1, 2021;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020;

•	the Company’s Current Reports on Form 8-K or Form 8-K/A filed with the SEC on October 14, 2020, December 31, 2020, January 14, 2021, February 2, 2021, February 3, 2021, and March 1, 2021; and

•

The description of the Company’s Common Stock set forth in our Registration Statement on Form S-4EF (File No.  333-248652) filed with the SEC on September 8, 2020, and any amendment or report filed with the SEC for the purposes of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s bylaws provide that it shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of the Company or, while a director, officer, or employee of the Company, is or was serving at the request of the Company as a director, officer, or employee of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Company shall only be required to indemnify a person in connection with such a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Company’s board of directors.

The foregoing right to indemnification includes the right to an advancement of expenses actually and reasonably incurred by a director, officer, or employee of the Company in defending any such proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined by final adjudication from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

The Company’s bylaws also provide that it may purchase and maintain insurance on behalf of any person who is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer, or employee of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

In addition, the Company’s certificate of incorporation provides that the liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated or limited to the fullest extent permitted by applicable law, and that if applicable law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by applicable law, as so amended. Further, as a Delaware public benefit corporation, the DGCL permits, and the Company’s certificate of incorporation provides, that any disinterested failure by a director to satisfy his or her fiduciary duties shall not, for the purposes of Sections 102(b)(7) and 145 of the DGCL, or for the purposes of any use of the term “good faith” in the Company’s certificate of incorporation or bylaws in regard to the indemnification or advancement of expenses of officers, directors, and employees, constitute an act or omission not in good faith, or a breach of the duty of loyalty. Finally, the DGCL provides that the Company’s director’s decision implicating the requirement under the DGCL that a director of a public benefit corporation balance the stockholders’ pecuniary interests, the best interests of those materially affected by the Company’s conduct, and the public benefit identified in the Company’s certificate of incorporation will be deemed to satisfy such director’s fiduciary duties to stockholders and the Company if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the Company’s certificate of incorporation and bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Incorporation of Amalgamated Financial Corp. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 1, 2021).

3.2	Bylaws of Amalgamated Financial Corp. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on March 1, 2021).

4.1	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws, which define the rights of the stockholders.

4.2	Long-Term Debt: currently no issuance of debt of the registrant exceeds 10% of the assets of the registrant and its subsidiaries on a consolidated basis.

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.*

10.1	Form of Amalgamated Bank 2015-2018 Long Term Incentive Plan (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-4EF filed on September 8, 2020, File No. 333-248652).

10.2	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-4EF filed on September 8, 2020, File No. 333-248652).

10.3	Amalgamated Financial Corp. 2021 Equity Incentive Plan.*

10.4	Form of Award Agreement for Restricted Stock Units to be made under the Amalgamated Financial Corp. Equity Incentive Plan.*

10.5	Form of Award Agreement for Performance Stock Units to be made under the Amalgamated Financial Corp. Equity Incentive Plan.*

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP, independent registered public accounting firm.*

24.1	Power of Attorney (included on the signature page hereto).*

99.1	Amalgamated Bank’s Current Report on Form 8-K filed with the FDIC on March 1, 2021.*

*	Filed herewith

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 10, 2021.

AMALGAMATED FINANCIAL CORP.
By:	/s/ Lynne P. Fox
Name:	Lynne P. Fox
Title:	Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below in the City of New York, State of New York, on March 10, 2021.

/s/ Lynne P. Fox	Director, Interim President and Chief Executive Officer
Lynne P. Fox	(Principal Executive Officer)

/s/ Andrew LaBenne	Chief Financial Officer
Andrew LaBenne	(Principal Financial Officer)

/s/ Jason Darby	Chief Accounting Officer
Jason Darby	(Principal Accounting Officer)

*	Director
Donald E. Bouffard, Jr.

*	Director
Maryann Bruce

*	Director
Patricia Diaz Dennis

*	Director
Robert C. Dinerstein

*	Director
Mark A. Finser

*	Director
Julie Kelly

*	Director
John McDonagh

*	Director
Robert G. Romasco

*	Director
Edgar Romney, Sr.

*	Director
Stephen R. Sleigh

*By	/s/ Andrew LaBenne
Andrew LaBenne
Attorney-in-Fact